Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces
Net Income of $2.6 Million for Second Quarter 2012, an Increase of 11% from Second Quarter 2011.  Nonperforming Assets Declined 23.9% from Year-End 2011.

HOUSTON, TEXAS – (July 20, 2012), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the second quarter of 2012.

Financial Highlights

•	Net income of $2.6 million for the second quarter of 2012 improved 11.1% compared with $2.4 million for the second quarter of 2011.
•	Earnings per diluted common share (“EPS”) of $0.16 increased 23.1% for the second quarter of 2012 compared with $0.13 for the second quarter of 2011.
•	Consent Order of Metro United Bank in California lifted by the FDIC and CDFI as of July 20, 2012
•
Total nonperforming assets (“NPA”) at June 30, 2012 declined $15.3 million or 23.9% to $48.6 million compared with $63.9 million at December 31, 2011, and declined $8.8 million or 15.4% compared with $57.4 million at March 31, 2012.

•	The ratio of nonperforming assets to total assets declined to 3.13% at June 30, 2012 compared with 4.27% at December 31, 2011, and 3.83% at March 31, 2012.
•	Net interest margin was 3.82% for the second quarter of 2012 compared with 3.76% for the second quarter of 2011.
•	New capital of approximately $43.0 million was raised in a public offering of 5.1 million shares of common stock on May 21, 2012.
•	Repurchased $43.7 million of the Company’s TARP-related Preferred Stock (representing 97.2% of total outstanding) at the U.S. Treasury TARP Preferred Stock auction.
•	Ratio of tangible common equity to tangible common assets increased to 10.1% at June 30, 2012, compared with 7.1% at December 31, 2011 as a result of the new capital raised.
•	Total risk-based capital ratio increased to 17.36% at June 30, 2012 compared with 17.30% at December 31, 2011.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “The Company’s second quarter performance was again encouraging, marked by distinct and steady progress in key financial metrics.  NPA was reduced by $8.8 million from $57.4 million to $48.6 million between the quarters ending March 31, 2012 and June 30, 2012, bringing the ratio of NPA to total assets to 3.13%, inching closer to the 3% goal we had set for the end of 2012.  The trend for loan growth also indicated evidence of meaningful traction.  Total loans grew on a linked-quarter basis by nearly $48 million from $1.05 billion at the end of the first quarter to $1.09 billion at the end of the second quarter of 2012.  With the recent addition of lending and credit staff in both Texas and California, we will strive to achieve moderate and sustainable loan growth over time to support our earnings.  In the meantime, earnings remain stable with net income of $2.6 million for the second quarter of 2012 as compared to $2.8 million for first quarter of 2012.

In addition to the above, the Company was successful with a follow-on public offering which raised approximately $43.0 million of new capital, net of expenses.  The new capital has been deployed to repurchase slightly over 97% of TARP-related Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”) through the U.S. Treasury auction during the last week of June 2012.  Also, as an after event, the Board of Directors of Metro United Bank in California was officially informed that the Consent Order has been lifted.  We are certainly glad to see that the hurdles created by the recent financial crisis have been resolved methodically one at a time.  We have had a very productive second quarter of operation.”

Recent developments
•	The Board of Directors of Metro United Bank in California was officially informed on July 20, 2012 by the FDIC and CDFI that the Consent Order has been lifted as of July 20, 2012.

•
On May 21, 2012, the Company issued 5,111,750 shares of common stock at $9.00 per share in a public offering with proceeds of approximately $43.0 million, net of expenses.    As previously announced, the Company participated in the TARP Preferred Stock auction, which was announced by the U.S. Treasury on June 25, 2012.  On June 28, 2012, the Company repurchased $43.7 million of its Preferred Stock, auctioned by U.S. Treasury, obtaining 43,740 shares out of the total 45,000 shares outstanding at a price per share of $981.17 per $1,000 of liquidation value.  Because the settlement date of the Preferred Stock repurchase occurred after June 30, 2012, other liabilities increased approximately $42.9 million until the transaction settled on July 3, 2012.  Besides the increase in net income, the improvement in EPS for the second quarter of 2012 as compared with the second quarter of 2011 was the result of the discount from repurchasing the Preferred Stock, partially offset by the increase in outstanding shares as a result of the 5,111,750 shares of common stock issued in the capital raise.

Interest income and expense
Net interest income for the three months ended June 30, 2012 was $13.6 million, an increase of $397,000 or 3.0% compared with $13.2 million for the same period in 2011. Net interest income for the six months ended June 30, 2012 was $27.3 million, an increase of $341,000 or 1.3% compared with $26.9 million for the same period in 2011. The increase for the three and six months ended June 30, 2012 was due primarily to lower cost and volume of deposits, partially offset by a decline in average total loans.  On a linked-quarter basis, net interest income remained consistent at $13.6 million for the three months ended March 31, 2012.

The net interest margin for the three months ended June 30, 2012 was 3.82%, an increase of six basis points compared with 3.76% for the same period in 2011. The yield on average earning assets decreased 22 basis points, and the cost of average earning assets decreased 28 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended June 30, 2012 decreased 11 basis points compared with 3.93% for the three months ended March 31, 2012. The yield on average earning assets decreased 20 basis points, and the cost of average earning assets decreased nine basis points compared with the yields at March 31, 2012.  The lower net interest margin percentage was partially the result of increased liquidity due to the $43.0 million of new capital.

The net interest margin for the six months ended June 30, 2012 was 3.87%, an increase of seven basis points compared with 3.80% for the same period in 2011. The yield on average earning assets decreased 20 basis points, and the cost of average earning assets decreased 27 basis points for the same periods.

Interest income for the three months ended June 30, 2012 was $16.2 million, down $556,000 or 3.3% compared with $16.7 million for the same period in 2011, primarily due to lower loan volume and yield and lower yield on securities, partially offset by an increase in the yield of federal funds sold and other short-term investments.  Average earning assets increased $24.1 million or 1.7% to $1.44 billion for the second quarter of 2012, compared with $1.41 billion for the same period in 2011, primarily due to the new capital raised.  Average total loans for the second quarter of 2012 were $1.06 billion or 1.2% lower than $1.07 billion for the second quarter of 2011. The yield on average earning assets for the second quarter of 2012 was 4.53% compared with 4.75% for the second quarter of 2011.

Interest income for the six months ended June 30, 2012 was $32.6 million, down $1.6 million or 4.7% compared with $34.2 million for the same period in 2011, primarily due to lower loan volume and lower yield on securities, partially offset by an increase in the yield of federal funds sold and other short-term investments.  Average earning assets decreased $12.1 million or 0.8% to $1.42 billion for six months ended June 30, 2012, compared with $1.43 billion for the same period in 2011.  Average total loans decreased $44.6 million or 4.1% to $1.05 billion for the six months ended June 30, 2012 compared with $1.10 billion for the six months ended June 30, 2011. The yield on average earning assets for the six months ended June 30, 2012 was 4.63% compared with 4.83% for the six months ended June 30, 2011.

Interest expense for the three months ended June 30, 2012 was $2.5 million, down $953,000 or 27.3% compared with $3.5 million for the same period in 2011, primarily due to lower deposit cost and lower time deposit volume. Average interest-bearing deposits were $1.00 billion for the second quarter of 2012, a decrease of $16.6 million or 1.6% compared with $1.02 billion for the same period of 2011. The cost of interest-bearing deposits for the second quarter of 2012 was 0.78% compared with 1.14% for the second quarter of 2011.  Average other borrowings  (excluding junior subordinated debentures) were $26.0 million for the second quarter of 2012, a decrease of $16.3 million or 38.5% compared with $42.3 million for the second quarter of 2011.  The cost of other borrowings for the second quarter of 2012 was 3.82% compared with 2.50% for the second quarter of 2011, primarily due to lower cost, short-term borrowings being paid off.

Interest expense for the six months ended June 30, 2012 was $5.3 million, down $1.9 million or 26.9% compared with $7.2 million for the same period in 2011, primarily due to lower deposit cost and lower time deposit volume. Average interest-bearing deposits were $1.00 billion for the six months ended June 30, 2012, a decrease of $32.9 million or 3.2% compared with $1.04 billion for the same period of 2011. The cost of interest-bearing deposits for the six months ended June 30, 2012 was 0.83% compared with 1.18% for the six months ended June 30, 2011.  Average other borrowings (excluding junior subordinated debentures) were $26.0 million for the six months ended June 30, 2012, a decrease of $23.4 million or 47.4% compared with $49.4 million for the six months ended June 30, 2011.  The cost of other borrowings for the six months ended June 30, 2012 was 3.82% compared with 2.22% for the six months ended June 30, 2011, primarily due to lower cost, short-term borrowings being paid off.

Noninterest income and expense
Noninterest income for the three months ended June 30, 2012 was $1.8 million, an increase of $189,000 or 12.0% compared with $1.6 million for the same period in 2011. Noninterest income for the six months ended June 30, 2012 was $3.6 million, an increase of $333,000 or 10.3% compared with $3.2 million for the same period in 2011. The increase for the three and six months ended June 30, 2012 was primarily due to increases in service fees and gains on securities transactions, partially offset by a decrease in other noninterest income.  Other noninterest income decreased primarily due to fair value adjustments on an interest rate derivative, lower earnings on bank-owned life insurance (“BOLI”), and a decline in earnings on foreign exchange transactions.

Noninterest expense for the three months ended June 30, 2012 was $11.3 million, an increase of $1.3 million or 12.9% compared with $10.0 million for the same period in 2011.  The increase was mainly the result of increases in other noninterest expense and salaries and employee benefits, partially offset by decreases in expenses related to ORE and occupancy.  Other noninterest expense increased primarily due to an increase in the provision for unfunded commitments and loan related expenses.

Noninterest expense for the six months ended June 30, 2012 was $22.2 million, an increase of $459,000 or 2.1% compared with $21.8 million for the same period in 2011.  The increase was mainly the result of increases in salaries and employee benefits, partially offset by decreases in the FDIC assessment, occupancy expenses and expenses related to ORE.

Salaries and employee benefits expense for the three months ended June 30, 2012 was $6.0 million, an increase of $754,000 or 14.4% compared with $5.2 million for the same period in 2011. The increase was primarily due to increases in salary expense (as a result of increased lending and credit staff in both Texas and California), bonus accruals and stock based compensation costs.  Salaries and employee benefits expense for the six months ended June 30, 2012 was $11.9 million, an increase of $1.4 million or 13.6% compared with $10.5 million for the same period in 2011. The increase was primarily due to increases in salary expense (as a result of increased lending and credit staff in both Texas and California), bonus accruals and employee healthcare costs.

Provision for loan losses
The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$28,066	$28,321	$29,969	$31,883
Provision for loan losses for quarter	200	400	1,275	1,245
Net charge-offs for quarter	(955)	(655)	(2,923)	(2,735)
Balance at end of quarter	$27,311	$28,066	$28,321	$30,393

Total loans	$1,094,233	$1,046,549	$1,044,616	$1,065,167

Allowance for loan losses to total loans	2.50%	2.68%	2.71%	2.85%
Net charge-offs to total loans	0.09%	0.06%	0.28%	0.26%

The provision for loan losses for the three months ended June 30, 2012 was $200,000, a decrease of $1.0 million compared with $1.2 million for the same period in 2011.  The provision for loan losses for the six months ended June 30, 2012 was $600,000, a decrease of $975,000 compared with $1.6 million for the same period in 2011.  On a linked-quarter basis, the provision for loan losses in the second quarter of 2012 decreased $200,000 to $200,000 compared with $400,000 for the first quarter of 2012, primarily as a result of a reduction in nonperforming assets.

Net charge-offs for the three months ended June 30, 2012 were $955,000 or 0.09% of total loans compared with net charge-offs of $2.7 million or 0.26% of total loans for the three months ended June 30, 2011. The net charge-offs for the second quarter of 2012 primarily consisted of $1.08 million net charge-offs from Texas and $121,000 of net recoveries  from California.  Net charge-offs for the six months ended June 30, 2012 were $1.6 million or 0.15% of total loans compared with net charge-offs of $4.9 million or 0.46% of total loans for the six months ended June 30, 2011. The net charge-offs for the six months ended June 30, 2012 primarily consisted of net charge-offs from Texas.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$24,664	$25,704	$31,099	$39,628
Accruing loans 90 days or more past due	62	-	-	121
Troubled debt restructurings - accruing	4,126	-	-	132
Troubled debt restructurings - nonaccruing	5,315	16,073	13,763	21,534
Other real estate (“ORE”)	14,414	15,638	19,018	15,814
Total nonperforming assets	48,581	57,415	63,880	77,229

Total nonperforming assets to total assets	3.13%	3.83%	4.27%	5.18%

Total nonperforming assets at June 30, 2012 were $48.6 million ($37.6 million from Texas and $11.0 million from California) compared with $63.9 million at December 31, 2011 ($46.2 million from Texas and $17.7 million from California), a decrease of $15.3 million or 23.9%. The ratio of total nonperforming assets to total assets decreased to 3.13% at June 30, 2012 from 4.27% at December 31, 2011.

On a linked-quarter basis, total nonperforming assets decreased by $8.8 million, which consisted of a $2.5 million decrease in Texas and a $6.3 million decrease in California.  The decline in Texas consisted primarily of a decrease of $7.4 million in nonaccrual troubled debt restructurings (“TDRs”) and a $1.0 million decline in ORE, partially offset by a $5.9 million increase in nonaccrual loans. In Texas, nonaccrual TDRs decreased primarily due to a $7.2 million note sale with an associated charge-off of $80,000. Nonaccrual loans increased primarily due to the reclassification of $10.4 million from accrual loans (primarily from three loans), partially offset by $2.0 million in transfers to ORE, $1.8 million in paydowns and payoffs and $1.2 million in charge-offs. The decrease in nonperforming assets in California primarily consisted of decreases of $7.0 million in nonaccrual loans, which were primarily due to the upgrade of $3.0 million in three loans to accrual status, $3.9 million in two loans that were transferred to ORE and then sold, and the sale of one ORE property of $144,000. Other nonperforming asset activity included the restructure of three nonaccruing TDR loans to accruing TDR status.

On a linked-quarter basis, ORE at June 30, 2012, decreased $1.2 million compared with March 31, 2012, which included a decrease of $1.0 million in Texas and $167,000 in California.  The decrease in Texas was primarily the result of the sale of two properties and writedowns on four properties, partially offset by $2.0 million in transfers from nonaccrual loans.

Approximately $28.1 million or 93.8% of nonaccrual loans and nonaccruing TDRs at June 30, 2012, are collateralized by real estate.  Management is closely monitoring the loan portfolio and actively working on problem loan resolutions but uncertain economic conditions could further impact the loan portfolio.

Management conference call.  On Monday, July 23, 2012, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2012 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2012, the Company had consolidated assets of $1.6 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) increases in the level of nonperforming assets; (8) changes in the availability of funds which could increase costs or decrease liquidity; (9) the effects of competition from other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (10) changes in accounting principles, policies or guidelines; (11) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (12) the incurrence and possible impairment of goodwill associated with an acquisition; (13) the Company’s ability to raise additional capital; (14) the inability to fully realize the Company’s net deferred tax asset; and (15) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2011 Annual Report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, Executive Vice President& CFO, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	June 30,	December 31,
	2012	2011
Consolidated Balance Sheets
Assets
Cash and due from banks	$22,310	$28,798
Federal funds sold and other short-term investments	185,949	164,811
Total cash and cash equivalents	208,259	193,609
Securities available-for-sale, at fair value	168,679	172,389
Securities held-to-maturity, at cost (fair value $4,610 at June 30, 2012 and $4,536 at December 31, 2011)	4,046	4,046
Other investments	5,880	6,484
Loans, net of allowance for loan losses of $27,311 at June 30, 2012 and $28,321 at December 31, 2011	1,066,922	1,016,295
Accrued interest receivable	4,411	4,327
Premises and equipment, net	4,342	4,697
Goodwill	14,327	14,327
Deferred tax asset	14,418	14,995
Customers' liability on acceptances	6,572	5,152
Foreclosed assets, net	14,414	19,018
Cash value of bank owned life insurance	32,115	31,427
Prepaid FDIC assessment	4,360	5,204
Other assets	5,189	2,561
Total assets	$1,553,934	$1,494,531

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$271,545	$259,397
Interest-bearing	987,925	992,178
Total deposits	1,259,470	1,251,575
Junior subordinated debentures	36,083	36,083
Other borrowings	26,000	26,315
Accrued interest payable	261	310
Acceptances outstanding	6,572	5,152
Other liabilities	53,493	9,913
Total liabilities	1,381,879	1,329,348
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1,000 par value, 2,000,000 shares authorized; 1,260 shares and 45,000 shares issued and outstanding at June 30, 2012 and December 31, 2011 respectively	1,548	45,003
Common stock, $1.00 par value, 50,000,000 shares authorized; 18,696,565and 13,340,815 shares issued; 18,681,709 and 13,340,815 shares outstanding at June 30, 2012 and December 31, 2011, respectively	18,697	13,341
Additional paid-in-capital	74,451	33,816
Retained earnings	77,172	73,188
Accumulated other comprehensive income (loss)	312	(165)
Treasury stock, at cost	(125)	-
Total shareholders' equity	172,055	165,183
Total liabilities and shareholders' equity	$1,553,934	$1,494,531
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$24,664	$31,099
Accruing loans 90 days or more past due	62	-
Troubled debt restructurings - accrual	4,126	-
Troubled debt restructurings - nonaccrual	5,315	13,763
Other real estate ("ORE")	14,414	19,018
Total nonperforming assets	48,581	63,880

Total nonperforming assets to total assets	3.13%	4.27%
Total nonperforming assets to total loans and ORE	4.38%	6.01%
Allowance for loan losses to total loans	2.50%	2.71%
Allowance for loan losses to total nonperforming loans	79.93%	63.13%
Net year-to-date charge-offs to total loans	0.15%	0.88%
Net year-to-date charge-offs	$1,610	$9,161
Total loans to total deposits	86.88%	83.46%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 31,		Ended June 30,
	2012	2011	2012	2011
Average Balance Sheet Data
Total assets	$1,534,033	$1,510,746	$1,513,723	$1,524,696
Securities	184,397	175,798	184,465	177,488
Total loans	1,061,193	1,073,549	1,054,955	1,099,546
Allowance for loan losses	(27,932)	(32,235)	(28,320)	(33,427)
Net loans	1,033,261	1,041,314	1,026,635	1,066,119
Total interest-earning assets	1,437,331	1,413,184	1,416,331	1,428,463
Total deposits	1,265,817	1,251,896	1,256,848	1,262,192
Other borrowings and junior subordinated debt	62,083	78,354	62,086	85,473
Total shareholders' equity	188,059	162,650	177,544	161,379

Income Statement Data
Interest income:
Loans	$14,754	$15,330	$29,753	$31,332
Securities:
Taxable	1,004	1,160	2,031	2,388
Tax-exempt	145	99	262	197
Federal funds sold and other short-term investments	278	148	533	271
Total interest income	16,181	16,737	32,579	34,188
Interest expense:
Time deposits	1,370	1,974	2,906	4,200
Demand and savings deposits	586	927	1,221	1,847
Other borrowings	580	588	1,163	1,193
Total interest expense	2,536	3,489	5,290	7,240
Net interest income	13,645	13,248	27,289	26,948
Provision for loan losses	200	1,245	600	1,575
Net interest income after provision for loan losses	13,445	12,003	26,689	25,373
Noninterest income:
Service fees	1,131	1,034	2,248	2,090
Other loan-related fees	117	82	187	179
Letters of credit commissions and fees	190	165	387	349
Gain (loss) on securities, net	72	(24)	84	(74)

Total other-than-temporary impairment ("OTTI") on securities	(48)	(78)	(87)	(183)
Less: noncredit portion of "OTTI"	(10)	(1)	(10)	(18)
Net impairments on securities	(38)	(77)	(77)	(165)
Other noninterest income	288	391	734	851
Total noninterest income	1,760	1,571	3,563	3,230
Noninterest expense:
Salaries and employee benefits	5,997	5,243	11,918	10,488
Occupancy and equipment	1,743	1,847	3,432	3,649
Foreclosed assets, net	362	844	1,363	1,519
FDIC assessment	485	523	882	1,384
Goodwill impairment	-	-	-	-
Other noninterest expense	2,725	1,566	4,650	4,746
Total noninterest expense	11,312	10,023	22,245	21,786
Income before provision for income taxes	3,893	3,551	8,007	6,817
Provision for income taxes	1,267	1,188	2,613	2,328
Net income	$2,626	$2,363	$5,394	$4,489

Dividends and discount - preferred stock	(811)	(605)	(1,409)	(1,210)
Adjustment from repurchase preferred stock	706	-	706	-
Net income applicable to common stock	$2,521	$1,758	$4,691	$3,279

Per Share Data
Earnings per share - basic	$0.16	$0.13	$0.33	$0.25
Earnings per share - diluted	0.16	0.13	0.32	0.25
Weighted average shares outstanding:
Basic	15,493	13,142	14,331	13,139
Diluted	15,753	13,234	14,497	13,215

Performance Ratio Data
Return on average assets	0.69%	0.63%	0.72%	0.59%
Return on average shareholders' equity	5.62%	5.83%	6.11%	5.61%
Net interest margin	3.82%	3.76%	3.87%	3.80%
Efficiency ratio	74.24%	67.55%	70.59%	67.71%
Equity to assets (average)	12.26%	10.77%	11.73%	10.58%